UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 22, 2016

QCR Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-22208

Delaware	42-1397595
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

3551 Seventh Street
Moline, Illinois 61265

(Address of principal executive offices, including zip code)

(309) 736-3584

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

QCR Holdings Inc. Non-Qualified Supplemental Executive Retirement Plan

On December 22, 2016, QCR Holdings, Inc. (the “Company”) entered into an amended and restated version of the QCR Holdings, Inc. Non-Qualified Supplemental Executive Retirement Plan (the “Plan”). The amendment and restatement of the Plan was authorized pursuant to action taken by the Compensation Committee of the Company’s board of directors on December 15, 2016. The Plan is a non-qualified defined benefit plan for selected highly compensated or management employees and is unsecured and unfunded. There are no plan assets. The changes made to the Plan are not considered to be material and are intended only to clarify ambiguities in the prior language of the Plan. The changes to the Plan do not increase the benefits available under the Plan. The description below summarizes the material terms of the benefits provided to Plan participants:

Supplemental Retirement Benefit. If a participant retires on or after attaining the normal retirement age (generally age 65), the participant will receive 100% of his or her supplemental retirement benefit, payable in monthly installments.

Death Prior to Retirement Age. If a participant dies prior to attaining the normal retirement age (generally age 65), but while employed, the participant’s beneficiary shall be entitled to a survivor’s benefit equal to the participant’s supplemental retirement benefit.

Involuntary Termination (Other Than for Cause) or Voluntary Termination of Employment. If a participant’s employment is involuntarily terminated prior to attaining the normal retirement age (generally age 65), for any reason other than: (i) cause; (ii) a change in control termination; (iii) death; (iv) disability; or (v) voluntarily termination of employment, other than due to early retirement, then a participant (or beneficiary) shall be entitled to the participant’s accrued benefit determined at the time of termination of employment.

Supplemental Early Retirement Benefit. If a participant terminates employment due to early retirement prior to attaining the normal retirement age (generally age 65), the participant shall be entitled to receive a supplemental early retirement benefit calculated using the participant’s years of service on the date of early retirement.

Change in Control Termination. If a participant experiences a change in control termination, the participant shall be entitled to receive the participant’s supplemental retirement benefit calculated using the participant’s years of service as of the participant’s termination of employment (without regard to a minimum number of years of service or age).

Termination for Cause. Other than with respect to a change in control termination, if a participant is terminated for cause, all benefits under the Plan shall be forfeited and the Plan shall become null and void with respect to the participant and his or her beneficiaries. In the event of a change in control termination for cause, the benefit under the Plan shall be calculated as an early retirement occurrence on the change in control date.

Disability Benefit. If a participant becomes disabled and then experiences a termination of employment, the participant shall be entitled to receive a disability benefit equal to the accrued benefit on the date of termination of employment due to disability.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

SERP Joinder Agreement

On December 22, 2016, Quad City Bank and Trust Company (the “Bank”) entered into a Joinder Agreement (the “SERP Agreement”) with John H. Anderson, the Bank’s President and Chief Executive Officer, pursuant to which Mr. Anderson became a participant in the Plan. All benefits described above will be paid in installments over 15 years; provided, however, in the case of the death benefit and change in control benefit described below, Mr. Anderson will have an opportunity to elect a lump sum payment instead of installments for 15 years. Mr. Anderson’s supplemental retirement benefit will be $84,000 per year for a termination occurring on or after his attaining age 65. If Mr. Anderson terminates employment due to early retirement prior to attaining age 65, he shall be entitled to receive a supplemental early retirement benefit ranging from $20,000 per year for an early retirement while Mr. Anderson is age 55 to $74,102.93 per year for an early retirement while Mr. Anderson is age 64. The table illustrating his early retirement benefit is set forth in the SERP Agreement. If Mr. Anderson experiences a change in control termination prior to attaining age 55, in place of the provisions of the Plan, he shall be entitled to receive the age 55 supplemental early retirement benefit. If Mr. Anderson experiences a change in control termination on or after attaining age 55, in place of the provisions of the Plan, he shall be entitled to receive the supplemental early retirement benefit corresponding to his then age or, if already age 65 or greater, the supplemental retirement benefit.

The foregoing description of the SERP Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the SERP Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	QCR Holdings Inc. Non-Qualified Supplemental Executive Retirement Plan (As Amended and Restated December 22, 2016)

10.2	Non-Qualified Supplemental Executive Retirement Plan Joinder Agreement between Quad City Bank and Trust Company and John H. Anderson dated December 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QCR HOLDINGS, INC.

Dated: December 28, 2016	By:	/s/ Todd A. Gipple
Todd A. Gipple
Executive Vice President,
Chief Operating Officer and
Chief Financial Officer